EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PacifiCare Health Systems, Inc. 2005 Equity Incentive Plan, of our reports dated February 24, 2005, with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and PacifiCare Health Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PacifiCare Health Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 5, 2005